EXHIBIT 99.1
Gladstone Land Announces
Second Quarter 2019 Results

Please note that the limited information that follows in this press release is a summary and is not adequate for making an informed investment judgment.
McLean, VA, August 7, 2019: Gladstone Land Corporation (Nasdaq: LAND) (“Gladstone Land” or the “Company”) today reported financial results for the second quarter ended June 30, 2019. A description of funds from operations (“FFO”), core FFO (“CFFO”), adjusted FFO (“AFFO”), and net asset value (“NAV”), all non-GAAP (generally accepted accounting principles in the United States) financial measures, is located at the end of this press release. All per-share references are to fully-diluted, weighted-average shares of the Company's common stock unless noted otherwise.  For further detail, please refer to the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”), which is available on the Investor Relations section of the Company’s website at www.GladstoneFarms.com.
Second Quarter 2019 Activity:

•	Portfolio Activity:

◦
Property Acquisition: Acquired four new farms, consisting of 1,986 total acres, located in two different states, for approximately $45.5 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 6.1%; however, all leases on these farms contain certain provisions (e.g., annual rent escalations or participation rents) that are expected to drive cash rents higher in future years.

◦
Leasing Activity: Executed four new lease agreements on certain of our farms in Arizona, California, and Florida that will result in an aggregate increase in annualized fixed cash rents of approximately $280,000, or 22.6% over that of the prior leases.

•	Financing Activity—New Long-term Borrowing: Secured a $17.3 million loan from a new lender at an interest rate of 4.0%, which is fixed for the next 10 years.

•	Equity Activity:

◦	Series B Preferred Stock: Issued and sold 751,159 shares of our 6.00% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) for net proceeds of approximately $16.9 million.

◦
Common Stock: Through an overnight public offering and our “at-the-market” program (the “ATM Program”), issued and sold a total of 2,070,551 shares of our common stock for aggregate net proceeds of approximately $23.2 million.

•
Increased and Paid Distributions: Increased the monthly distribution run rate on our common stock by 0.11% and paid total cash distributions of 0.1335 per share of common stock for each of April, May, and June 2019.

Second Quarter 2019 Results:
Net income for the quarter was approximately $174,000, compared to approximately $108,000 in the prior quarter. Net loss to common stockholders and OP Unitholders during the quarter was approximately $719,000, or $0.04 per share, compared to approximately $493,000, or $0.03 per share, in the prior quarter.
AFFO for the quarter was approximately $2.3 million, a decrease of approximately $127,000, or 5.2%, from the prior quarter, while AFFO per common share was approximately $0.13 for each quarter. The decrease in AFFO was primarily driven by interest patronage, or refunded interest, recorded on certain of our loans from various lenders within the Farm Credit System during the prior quarter, partially offset by lower operating expenses and higher rental revenues recorded in the current quarter. Surplus cash on hand, due to recent equity issuances, also put downward pressure on the per-share numbers; however, we expect this to be mitigated for the rest of 2019 by our recent acquisitions, including those that have been completed subsequent to June 30, 2019.
Total rental revenues increased by approximately 6.8%, primarily due to additional rents earned from recent acquisitions. Our core operating expenses decreased primarily due to lower related-party fees (driven by an increased credit granted to us by our Adviser during the current quarter) and a 28.1% decrease in property-operating expenses (primarily driven by a decrease in generator rental expenses incurred to power newly-drilled wells on one of our properties during the current quarter). We expect our property-operating expenses to decrease further during the third quarter, as these wells are now being powered by generators we own and are soon expected to be connected to a permanent power source. In addition, interest expense on borrowings increased slightly due to additional borrowings, and dividends declared on the Series B Preferred Stock increased due to additional issuances during and since the prior quarter.
Cash flows from operations for the current quarter were lower, primarily due to the timing of when certain rental payments are scheduled to be paid pursuant to their respective leases. Our NAV per share decreased by $0.69 from the prior quarter to $11.61 at June 30, 2019, primarily driven by an increase in the fair value of our long-term borrowings due to changes in market interest rates and ongoing capital improvements made on certain of our farms (which won't be reflected in the properties’ fair values until the respective projects are completed).
Subsequent to June 30, 2019:

•	Portfolio Activity:

◦
Property Acquisition: Acquired two new farms, consisting of 3,910 total acres, located in two different states, for approximately $66.8 million. On a weighted-average basis, these farms were acquired at an initial, minimum net capitalization rate of 6.0%; however, each of the leases on these farms contain annual rent escalations that are expected to drive cash rents higher in future years.

◦	Leasing Activity: Executed one new lease agreement on a farm in Florida that will result in an increase in annualized fixed cash rents of approximately $13,000, or 9.2%, over that of the prior lease.

•
Financing Activity—New Long-term Borrowing: Secured a total of approximately $53.3 million of new, long-term borrowings from four different lenders (including one new lender) at an expected weighted-average effective interest rate of 4.04%. On a weighted-average basis, these rates are fixed for the next 8.2 years.

•	Equity Activity:

◦	Series B Preferred Stock: Issued and sold 229,294 shares of the Series B Preferred Stock for net proceeds of approximately $5.2 million.

◦
OP Units: Issued 288,303 common units of limited partnership interests in Gladstone Land Limited Partnership (“OP Units”) as partial consideration for the acquisition of a new farm, constituting an aggregate fair value of approximately $3.3 million as of the acquisition date.

◦
Common Stock: Issued and sold 277,297 shares of our common stock for net proceeds of approximately $3.1 million as a result of the underwriters' exercise of a portion of the over-allotment option in connection with the overnight offering completed in June 2019.

•
Increased Distributions:  Increased our distribution run rate by 0.11%, declaring monthly cash distributions of 0.04455 per share of common stock (including OP Units held by non-controlling third parties) for each of July, August, and September 2019.  This marks our 15th distribution increase over the past 55 months, during which time we’ve increased the distribution run rate by a total of 48.5%.

Comments from David Gladstone, President and CEO of Gladstone Land:  “The team at the Company has been extremely active on all fronts. The Company has acquired over $112 million of farms since the end of the prior quarter. With the yields produced by the rents to be received on recent acquisitions, coupled with the low interest rate environment for mortgages, the Company is able to lock in returns on these acquisitions that should be profitable to the Company for many years. Farm prices and rental rates seem to be on an upward trend, which should bode well for the Company as our team negotiates terms for the leases we have coming due next year. Recent equity issuances, including both our preferred stock sales and the overnight common offering, have created a temporary drag on earnings for the first part of the third quarter, but the recent acquisitions should eliminate that problem. These equity issuances were necessary for us to meet the capital needs of additional purchase agreements. We are also looking forward to a strong year in terms of the amount of participation rents expected to be received during the second half of 2019. We are currently expecting to receive an amount equal to or greater than the approximately $1.2 million we recorded during 2018, which we believe will provide our dividend with enough coverage for the year. The Company's backlog of potential farms to buy remains extremely robust, and it is shaping up to be a very strong quarter for us.”

Quarterly Summary Information
(Dollars in thousands, except per-share amounts)

	For and As of the Quarters Ended		Change	Change
	6/30/2019	3/31/2019	($ / #)	(%)
Operating Data:
Total operating revenues	$8,362	$7,830	$532	6.8%
Total operating expenses, net of credits	(4,241)	(4,605)	364	(7.9)%
Other expenses, net	(3,947)	(3,117)	(830)	26.6%
Net income	$174	$108	$66	61.1%
Less: Dividends declared on Series B Preferred Stock	(893)	(601)	(292)	48.6%
Net loss available to common stockholders and OP Unitholders	(719)	(493)	(226)	45.8%
Plus: Real estate and intangible depreciation and amortization	2,936	2,597	339	13.1%
(Less) plus: (Gains) losses on dispositions of real estate assets, net	(13)	32	(45)	N/A
FFO available to common stockholders and OP Unitholders	2,204	2,136	68	3.2%
Plus: Acquisition- and disposition-related expenses	14	139	(125)	(89.9)%
Plus: Other nonrecurring charges, net(1)	7	3	4	133.3%
CFFO available to common stockholders and OP Unitholders	2,225	2,278	(53)	(2.3)%
Net adjustment for normalized cash rents(2)	(40)	35	(75)	(214.3)%
Plus: Amortization of debt issuance costs	150	149	1	0.7%
AFFO available to common stockholders and OP Unitholders	$2,335	$2,462	$(127)	(5.2)%

Share and Per-Share Data:
Weighted-average common stock outstanding—basic and diluted	18,641,738	18,028,826	612,912	3.4%
Weighted-average common OP Units outstanding(3)	—	433,393	(433,393)	(100.0)%
Weighted-average total common shares outstanding	18,641,738	18,462,219	179,519	1.0%

Diluted net loss per weighted-average total common share	$(0.039)	$(0.027)	$(0.012)	44.6%
Diluted FFO per weighted-average total common share	$0.118	$0.116	$0.002	2.2%
Diluted CFFO per weighted-average total common share	$0.119	$0.123	$(0.004)	(3.2)%
Diluted AFFO per weighted-average total common share	$0.125	$0.133	$(0.008)	(6.1)%
Cash distributions declared per total common share	$0.134	$0.133	$0.001	0.1%

Balance Sheet Data:
Net investments in real estate, at cost(4)	$590,271	$544,001	$46,270	8.5%
Total assets	$628,723	$575,949	$52,774	9.2%
Total indebtedness(5)	$381,300	$364,967	$16,333	4.5%
Total equity	$231,354	$194,769	$36,585	18.8%
Total common shares outstanding	20,532,770	18,462,219	2,070,551	11.2%

Other Data:
Cash flows from operations	$1,824	$2,432	$(608)	(25.0)%
Farms owned	90	86	4	4.7%
Acres owned	75,886	73,900	1,986	2.7%
Occupancy rate(6)	100.0%	100.0%	—%	—%
Farmland portfolio value	$667,506	$620,434	$47,072	7.6%
NAV per common share	$11.61	$12.30	$(0.69)	(5.6)%

(1)	Consists of net property and casualty losses and the cost of related repairs expense that were recorded as a result of damage caused by natural disasters on certain of our properties.

(2)
This adjustment removes the effects of straight-lining rental income, as well as the amortization related to above-market lease values and lease incentives and accretion related to below-market lease values, deferred revenue, and tenant improvements, resulting in rental income reflected on a modified accrual cash basis.  The effect to AFFO is that cash rents received pertaining to a lease year are normalized over that respective lease year on a straight-line basis, resulting in cash rent being recognized ratably over the period in which the cash rent is earned.

(3)	Represents outstanding OP Units held by non-controlling third parties.

(4)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(5)	Consists of the principal balances outstanding of all indebtedness, including our lines of credit, notes and bonds payable, and our Series A Term Preferred Stock.

(6)	Based on gross acreage.
Conference Call for Stockholders:  The Company will hold a conference call on Thursday, August 8, 2019, at 8:30 a.m. (EDT) to discuss its earnings results.  Please call (855) 363-1762 to enter the conference.  An operator will monitor the call and set a queue for any questions.  A conference call replay will be available beginning one hour after the call and will be accessible through August 15, 2019.  To hear the replay, please dial (855) 859-2056, and use playback conference number 4475166.  The live audio broadcast of the Company’s conference call will also be available online at the Company’s website, www.GladstoneFarms.com. The event will be archived and available for replay on the Company’s website through October 7, 2019.
About Gladstone Land Corporation:
Founded in 1997, Gladstone Land is a publicly traded real estate investment trust that acquires and owns farmland and farm-related properties located in major agricultural markets in the U.S., which it leases to unrelated third-party farmers.  The Company reports the aggregate fair value of its farms on a quarterly basis, and as of June 30, 2019, the estimated net asset value of its common stock was $11.61 per share.  The Company currently owns 92 farms, comprised of 79,796 acres in 10 different states, valued at approximately $735 million. The farms are predominantly located in regions where its tenants are able to grow fresh produce annual row crops, such as berries and vegetables, which are generally planted and harvested annually. The Company also owns farms growing permanent crops, such as almonds, apples, figs, olives, pistachios, and other orchards, as well as groves of blueberries and vineyards, which are generally planted every 10 to 20-plus years and harvested annually.  The Company may also acquire property related to farming, such as cooling facilities, processing buildings, packaging facilities, and distribution centers.  The Company pays monthly distributions to its stockholders and has paid 78 consecutive monthly cash distributions on its common stock since its initial public offering in January 2013. The current per-share distribution on its common stock is 0.04455 per month, or 0.5346 per year.  Additional information, including detailed information about each of the Company's farms, can be found at www.GladstoneFarms.com.
Owners or brokers who have farmland for sale in the U.S. should contact:

•	Eastern U.S. – Bill Frisbie at (703) 287-5839 or Bill.F@GladstoneLand.com;

•	Midwest U.S. – Bill Hughes at (618) 606-2887 or Bill.H@GladstoneLand.com; or

•	Western U.S. – Bill Reiman at (805) 263-4778 or Bill.R@GladstoneLand.com, or Tony Marci at (831) 225-0883 or Tony.M@GladstoneLand.com.
Lenders who are interested in providing us with long-term financing on farmland should contact Jay Beckhorn at (703) 587-5823 or Jay.Beckhorn@GladstoneCompanies.com.
For stockholder information on Gladstone Land, call (703) 287-5893.  For Investor Relations inquiries related to any of the monthly dividend-paying Gladstone funds, please visit www.GladstoneCompanies.com.
Non-GAAP Financial Measures:
FFO:  The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP supplemental measure of operating performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP.  FFO, as defined by NAREIT, is net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment losses on property, plus depreciation and amortization of real estate assets, and after adjustments for unconsolidated partnerships and joint ventures. The Company believes that FFO per share provides investors with an additional context for evaluating its financial performance and as a supplemental measure to compare it to other REITs; however, comparisons of its FFO to the FFO of other REITs may not necessarily be meaningful due to potential differences in the application of the NAREIT definition used by such other REITs.

CFFO:  CFFO is FFO, adjusted for items that are not indicative of the results provided by the Company’s operating portfolio and affect the comparability of the Company’s period-over-period performance.  These items include certain non-recurring items, such as acquisition- and disposition-related expenses, the net incremental impact of operations conducted through our taxable REIT subsidiary, income tax provisions, and property and casualty losses or recoveries.  Although the Company’s calculation of CFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance.  Accordingly, CFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at CFFO, please read the Company’s Form 10-Q, filed today with the SEC.
AFFO:  AFFO is CFFO, adjusted for certain non-cash items, such as the straight-lining of rents and amortizations into rental income (resulting in cash rent being recognized ratably over the period in which the cash rent is earned).  Although the Company’s calculation of AFFO differs from NAREIT’s definition of FFO and may not be comparable to that of other REITs, the Company believes it is a meaningful supplemental measure of its sustainable operating performance on a cash basis.  Accordingly, AFFO should be considered a supplement to net income computed in accordance with GAAP as a measure of our performance.  For a full explanation of the adjustments made to arrive at AFFO, please read the Company’s Form 10-Q, filed today with the SEC.
A reconciliation of FFO (as defined by NAREIT), CFFO, and AFFO (each as defined above) to net income (loss), which the Company believes is the most directly-comparable GAAP measure for each, and a computation of fully-diluted net income (loss), FFO, CFFO, and AFFO per weighted-average share is set forth in the Quarterly Summary Information table above. The Company’s presentation of FFO, CFFO, or AFFO, does not represent cash flows from operating activities determined in accordance with GAAP and should not be considered an alternative to net income as an indication of its performance or to cash flow from operations as a measure of liquidity or ability to make distributions.
NAV:  Pursuant to a valuation policy approved by our board of directors, our valuation team, with oversight from the chief valuation officer, provides recommendations of value for our properties to our board of directors, who then review and approve the fair values of our properties.  Per our valuation policy, our valuations are derived based on either the purchase price of the property; values as determined by independent, third-party appraisers; or through an internal valuation process, which process is, in turn, based on values as determined by independent, third-party appraisers.  In any case, we intend to have each property valued by an independent, third-party appraiser at least once every three years, or more frequently in some instances.  Various methodologies are used, both by the appraisers and in our internal valuations, to determine the fair value of our real estate, including the sales comparison, income capitalization (or a discounted cash flow analysis), and cost approaches of valuation.  NAV is a non-GAAP, supplemental measure of financial position of an equity REIT and is calculated as total equity available to common stockholders and OP Unitholders, adjusted for the increase or decrease in fair value of our real estate assets and encumbrances relative to their respective costs bases.  Further, we calculate NAV per share by dividing NAV by our total shares outstanding (inclusive of both our common stock and OP Units held by non-controlling third parties).  A reconciliation of NAV to total equity, to which the Company believes is the most directly-comparable GAAP measure, is provided below (dollars in thousands, except per-share amount):

Total equity per balance sheet		$231,354
Fair value adjustment for long-term assets:
Less: net cost basis of tangible and intangible real estate holdings(1)	$(590,271)
Plus: estimated fair value of real estate holdings(2)	667,506
Net fair value adjustment for real estate holdings		77,235
Fair value adjustment for long-term liabilities:
Plus: book value of aggregate long-term indebtedness(3)	381,200
Less: fair value of aggregate long-term indebtedness(3)(4)	(385,466)
Net fair value adjustment for long-term indebtedness		(4,266)
Estimated NAV		304,323
Less: fair value of Series B Preferred Stock(5)		(65,902)
Estimated NAV available to common stockholders and OP Unitholders		$238,421
Total common shares and OP Units outstanding(6)		20,532,770
Estimated NAV per common share and OP Unit		$11.61

(1)
Consists of the initial acquisition price (including the costs allocated to both tangible and intangible assets acquired and liabilities assumed), plus subsequent improvements and other capitalized costs associated with the properties, and adjusted for accumulated depreciation and amortization.

(2)	As determined by the Company's valuation policy and approved by its board of directors.

(3)	Includes the principal balances outstanding of all long-term borrowings (consisting of notes and bonds payable) and the Series A Term Preferred Stock.

(4)	Long-term notes and bonds payable were valued using a discounted cash flow model. The Series A Term Preferred Stock was valued based on its closing stock price as of June 30, 2019.

(5)	Valued at the security's liquidation value.

(6)	Includes 20,532,770 shares of common stock and no OP Units held by non-controlling third parties.
Comparison of our estimated NAV and estimated NAV per share to similarly-titled measures for other REITs may not necessarily be meaningful due to possible differences in the calculation or application of the definition of NAV used by such REITs.  In addition, the trading price of our common shares may differ significantly from our most recent estimated NAV per share calculation.  The Company’s independent auditors have neither audited nor reviewed our calculation of NAV or NAV per share.  For a full explanation of our valuation policy, please read the Company’s Form 10-Q, filed today with the SEC.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS:
Certain statements in this press release, including, but not limited to, the Company’s ability to maintain or grow its portfolio and FFO, expected increases in capitalization rates, benefits from increases in farmland values, increases in operating revenues, and the increase in net asset value per share, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements inherently involve certain risks and uncertainties, although they are based on the Company’s current plans that are believed to be reasonable as of the date of this press release.  Factors that may cause actual results to differ materially from these forward-looking statements include, but are not limited to, the Company’s ability to procure financing for investments, downturns in the current economic environment, the performance of its tenants, the impact of competition on its efforts to renew existing leases or re-lease real property, and significant changes in interest rates.  Additional factors that could cause actual results to differ materially from those stated or implied by its forward-looking statements are disclosed under the caption “Risk Factors” within the Company's Form 10-K for the fiscal year ended December 31, 2018, as filed with the SEC on February 26, 2019, and certain other documents filed with the SEC from time to time.  The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.
Gladstone Land Corporation, +1-703-287-5893